Exhibit 4.17

Translated from the original contract in Chinese

Equipment Leasing Contract

Document Number: GZXB2014-001

Lessor (Party A): Guangdong Lite Array Co., Ltd.

Lessee (Party B): Dongguan Hwa O’Tai Electronic Technology Co., Ltd.

According to the relevant regulations of the State, and based on both parties desire to enter into an agreement with, equality and mutual benefit, Party A agrees to lease its equipment to Party B under mutually acceptable terms and conditions. Both parties have reached agreement and executed a Contract as follows:

I. Leased Equipment:

1. Party A will lease 10 SMT production lines and one pilot line which lines include high-speed SMT lines, whole-patch cord, automatic printing, reflow and matching feeder stations and other SMT equipment on the 1st floor, No.11 plant in Dongguan Wing Shing Electrical Products Factory Co., Ltd., 4 assembly lines on the third floor of No. 11 plant, No. 12 assembly lines on the 4th floor of No. 11 plant, 16 assembly lines on the 4th floor of No. 12 plant, including pipeline belt pulls, tables, paste screen clean studio, production computers, Barge Ma printers and other assembly/packaging production equipment; complete product quality testing equipment; public infrastructure including power supply lines and central air conditioning, split air conditioning, etc. (hereinafter referred to as the equipment ) to Party B for its sole use.

2. Other ancillary equipment is listed in the Annex “Dongguan Wing Shing Communications Equipment list”.

3. Party A warrants that the above leased production lines and supporting facilities are in good condition and can be used normally. During the transfer of equipment and production lines, Party A and Party B should be represented in person, and conduct an inspection of the production lines to ascertain whether they are working properly with written handover procedures; If Party B finds the production lines and equipment are not working, Party B should immediately notify Party A, who will be responsible for necessary maintenance before acceptance and final transfer to Party B. After production lines and equipment are transferred to Party B, Party A will no longer be responsible for production equipment maintenance (including labor and parts costs).

II. Lease Term:

1. The leasing period commences April 1, 2014 and terminates March 31, 2019. The lease term is 5 years.

2. When the lease expires, Party A will be entitled to recover the leased equipment, and Party B will return the equipment as scheduled. In the event Party B wishes to renew the contract for a further term, Party B shall request in writing to Party A at least two months prior to the lease expiring. If Party A agrees, the lease contract will be re-signed. Party B is granted the first right of refusal to lease under the same conditions.

III. Rent, deposits and other expenses:

1. The Parties agreed that Party A will rent initially the ancillary facilities and equipment for a monthly amount of RMB800,000 (uppercase EIGHT HUNDRED THOUSAND) to Party B, where the monthly SMT equipment rental initially is RMB700,000 (The rent in the first year is RMB700,000 a month, RMB630,000 a month in the second year, RMB567,000 a month in the third year, RMB510,300 a month in the fourth year, and RMB459,300 a month in the fifth year), and the assembly/packaging production equipment, product quality testing equipment, etc. is leased for a monthly rent of RMB100,000 under the lease term.

2. Both parties agree that the rent can be paid by bank transfer or cash.

3. Within three days from the execution of the contract, Party B shall deliver the equivalent of two months standard rental deposit to Party A, totaling RMB1,600,000 (uppercase ONE POINT SIX MILLION). Party B cannot move equipment out of Party A’s factory without its written notice. After the expiration or earlier termination of the contract, and within ten days after Party B settles all costs (including, but not limited to, damage, rent, utilities and damages from breach of contract, etc.), the deposit will be refunded without interest to Party B. If Party B has any outstanding aforementioned costs, part or all of the deposit or Party B’s own SMT machinery will be applied.

4. Considering that Party B needs time to obtain a business license and recruit staff to start production, Party A will waive all or a portion of the rent during the initial five months of the lease, namely free for the first month and a 50% discount off the total RMB800,000 from the second month to the fifth month. The monthly rent is collected in full from the sixth month on.

5. Party B will, on a monthly basis pay the rent for the next month on the 25th of each month. Within 5 days after receiving the payment, Party A will issue ordinary invoices. If payment is past due from Party B, a daily overdue amount of 5% of unpaid rent will be charged and if Party B exceeds the agreed deadline for more than 10 days, Party A will be entitled to terminate the contract, and recover compensation for the rent due and receive consequential damages and request Party B to assume the liability for the breach.

6. During the lease term, if Party B terminates the contract in advance, Party A will retain the non-refundable deposit of 2 months rent (if Party B gives insufficient deposits, Party B must supplement, otherwise Party A is entitled to detain related equipment owned by Party B), and Party A will charge separately liquidated damages. Liquidated damages will be RMB1.4 million if it is one year in advance, RMB2.8 million if two years in advance and RMB4.8 million if three years in advance of the lease expiry date. Time less than a half year is calculated as one year.

7. If lease contract does not expire, and Party B does not have any legitimate reason to terminate the contract, Party B shall pay the penalty set out in clause 6.

8. Water charge: Party B will use the necessary funding to install water meters on behalf of Party A. Party B must pay for the delivery of water for the previous month within 10 days from the beginning of each (next) month. Party B will pay for their own sewage treatment, water and sewage treatment fees in line with the water company regulations.

9. Electricity charge: During the lease period, Party B will be billed for its usage of Party A’s transformers and electricity consumed by all kinds of activities and manufacturing processes based on electricity meter readings. Party B must pay the charge within 5 days of the confirmed usage of the previous month on the 10th of each (next) month. Party A must provide value-added tax invoices to Party B within 5 days after receipt of electricity payment. The fees are charged by the electricity supply company. (Party A shall provide Party B with usage of peak power.) The fee is based on electricity supply company’s average standards. If Party A cannot issue VAT ticket to Party B due to taxing authority’s regulations, both parties will agree otherwise (the fulfillment of the contract is not affected). The contents of the annex are a part of this contract, and have the same effects after the contract is signed and sealed by both parties.

10. Elevator: during the lease, all costs for the plant’s elevators shall be paid by Party B (including elevators’ electricity, maintenance, repair and annual maintenance). Party B is responsible for the operation of their own elevators, and assume all responsibility for security.

IV. Management and requirements of equipment with maintenance responsibility

1. During the lease term, equipment leased by Party B cannot be moved out of Party A’s plant. All vehicles of Party B should be checked by Party A’s security while passing Party A’s factory gates. As for suspicious objects, Party A is entitled to detain the objects until they are checked and assured.

2. In principle, Party B cannot move the equipment out of Party A’s plant. But due to special needs that require the two parties to swap the space of each other’s SMT placement machine, Party B should get the written approval of Party A, and before the swapping, Party A can send experts to make sure that the value of Party A’s placement machine is higher than that of Party B’s. When the contract expires, Party B shall return all the equipment to the original place and status. Party B cannot get their placement machine back until Party A’s machine is confirmed in normal operation. All costs incurred by the relocation of equipment should be paid by Party B, and Party B shall be responsible to repair and compensate any damages caused by the relocation of equipment.

3. To ensure the integrity of the machines, Party A can organize two annual inspections, respectively at end of June and December, without affecting the normal production of Party B. If Party A’s machines are found missing, Party B should compensate according to the net book value in Party A’s financial accounts.

4. The equipment leased from Party A can only be used for the placement and assembly of communications products. If used for other purposes, Party B must get the written approval of Party A.

5. Party B shall provide good security measures and management measures for the leased equipment. In the event of loss, man-made damage (crashed nose or bumped nozzle caused by man-made damage, for example, improper operation), Party B should be responsible for compensation and maintenance costs. If Party B refuses to repair or compensate, Party A can terminate or proposes to change the terms of the contract besides holding Party B responsible for the damage or breach of contract.

V. Sublease and return:

1. During the lease term, without the written consent of Party A, Party B cannot sublease, sublet or disguise to sublease, sublet in forms of collaboration with third parties.

2. When the contract expires, all the equipment should be returned in good operation. As for damages occurred during the lease term (including man-made damage, natural damage caused by fire or other accidents), Party B is required to pay compensation according to the net book value of the depreciated equipment in Party A’s financial accounts (compensation criteria in Annex 2 “The Decreasing proportion of yearly depreciation of fixed assets “).

VI. Other relevant conventions:

1. While Party B utilizes the leased machines from Party A to produce communication equipment products, Party B should be a law-abiding operator and shall not produce or sell those products that go against the national compulsory certification (3C); Party B cannot produce products with impersonation factory name or site. If violating these rules, Party B must take full responsibility and accept the government punishment; Party B cannot involve any illegal activities such as smuggling, tax evasion, wage arrears etc. Otherwise Party B shall be responsible for all the consequences and Party A will require Party B to compensate them for any costs they incur.

2. During the lease, Party B shall take proper measures to guard against fire, theft and ensure public health and security. Party A can inspect on site when necessary.

3. During the lease, Party B can add equipment according to production needs with the written consent of Party A. At the same time, Party B cannot move equipment out of the Party A’s factory without its written notice.

4. During the lease, in case of electricity increase or damage of electrical facilities caused by added machines, Party B shall pay all costs and take full responsibility.

5. During the lease, if Party B breaches any term of the contract, Party A has the right to unilaterally terminate the contract, refuse to refund the deposit and claim liquidated damages and compensation for other losses.

6. Both parties are required to conscientiously fulfill all the terms of this contract. If one party defaults, he will undertake the corresponding responsibility according to relevant conventions.

7. Party B shall not fall behind with its staff’s wages. Two weeks of arrears of wage will be deemed as breaching the contract. In this case, Party A has the right to unilaterally terminate the contract and retrieve the leased machine immediately. All the consequences arising from the unpaid wages will be borne by Party B and Party A will be held harmless. If Party B’s deliberate underpayment of wages causes serious problems, Party A will be entitled to detain and sell Party B’s relevant owned equipment (including the three sets of SMT equipment used as collateral in this contract) as well as other property placed in Party A’s factory, such as devices, finished product for consumers, semi-manufactured goods and raw material. The proceeds from those objects will be used to settle wages due to Party B’s staff or retained as a deposit.

8. After the termination of this contract, Party B shall return all the equipment within 10 days and ensure that all the equipment is in good operation (except for normal wear and tear). Party B shall settle all the costs and finish the handling procedures. If Party B does not pay all rent arrears, liquidated damages, compensation, Party A is entitled to use the deposit to pay the rent arrears, liquidated damages, compensation. If the deposit is not enough, Party A can detain and sell Party B’s relevant equipment (including the three sets of SMT placement equipment used as collateral in this contract) as well as other property placed in the Party A’s factory, such as devices, finished product for consumers, semi-manufactured goods and raw material. The money sold from those objects will be used to pay the rent arrears, liquidated damages and compensation.

9. Both parties can reach agreement in the annex on those matters that are not covered in this contract.

VII. Special Agreement

A deposit equivalent to two months’ rent, namely, RMB1.6 million, should be paid to Party A. During the lease, Party B should repay the money spending on rent, compensation, liquidated damages and wages for Party B’s staff in a timely manner to ensure that Party A can hold RMB1.6 million; if deposit decreases due to the above reason while Party B refuses to fill reduction in deposit even with a written summons by Party A, Party B’s action will be deemed as having breached the contract. Thus, Party A is entitled to unilaterally terminate this contract and claim B’s responsibility in accordance with the relevant stipulations of the contract.

VIII.

Those matters which are not covered by the contract shall be settled through friendly consultations and negotiations.

If still no consensus can be reached, the two parties should take legal action in the People’s Court which has jurisdiction over Party A’s location.

IX.

The contract is in four (4) originals, two (2) for Party A and two (2) for Party B. It will become effective after both parties sign and seal and will be automatically validated at the time when all the money has been settled and all lease affairs have been finished.

Party A (Seal): Guangdong Lite Array Co., Ltd. (Sealed)
Signature: Shu Wei Ping
Date: April 1, 2014
Party B (Seal): Dongguan Hwa O’Tai Electronic Technology Co., Ltd. (Sealed)
Signature: Cai Chang Yi
Date: April 1, 2014